Exhibit 5.1

March 27, 2003

Marimba, Inc.

440 Clyde Avenue

Mountain View, California 94043

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Marimba, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about March 28, 2003 under the Securities Act of 1933, as amended, in connection with the registration of an aggregate of 1,580,550 shares of the Company’s Common Stock (the “Shares”) that are subject to issuance as follows:

•	1,008,050 Shares reserved for issuance under the Company’s 1999 Omnibus Equity Incentive Plan, as amended and restated on July 20, 2001 (the “Option Plan”), pursuant to an evergreen increase effective January 1, 2003;

•	72,500 Shares reserved for issuance under the Company’s 1999 Non-employee Directors Option Plan, as amended and restated on July 20, 2001 (the “Directors Plan”), pursuant to an evergreen increase effective January 1, 2003; and

•	an aggregate of 500,000 Shares reserved for issuance under the Company’s 1999 Employee Stock Purchase Plan, as amended and restated on October 19, 2000, and the Company’s International Employee Stock Purchase Plan, as amended and restated on October 19, 2000 (the “ESPPs”), pursuant to an evergreen increase effective January 1, 2003.

The Option Plan, Director Plan and the ESPPs are sometimes collectively referred to herein as the “Plans”. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Third Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on May 5, 1999;

(2)	the Company’s Amended and Restated Bylaws, as adopted on December 7, 2000;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectuses prepared in connection with the Registration Statement;

(5)	the minutes of a meeting of the Board on February 2, 1999 and an action by written consent of the Company’s stockholders adopted in March 1999, approving the issuance of the Shares and the “evergreen” provisions in the Plans;

(6)	the Plans;

(7)	the stock records that the Company has provided to us, consisting of certificates from the Company’s transfer agent as of January 1, 2003 and as of the date hereof, verifying the number of the Company’s issued and outstanding shares of capital stock as of those dates and a summary report of outstanding options to purchase the Company’s capital stock and stock reserved for issuance upon the exercise of options to be granted in the future, also as of January 1, 2003 and as of the date hereof (the “Stock Records”); and

(8)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, and the legal capacity of all persons or entities executing the same. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 1,580,550 Shares that may be issued and sold by the Company upon the exercise of stock options and purchase rights granted or to be granted under the Plans pursuant to the evergreen increases described in the first paragraph of this letter, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ EILEEN DUFFY ROBINETT
Eileen Duffy Robinett, a Partner